                              AMENDED AND RESTATED
                           COMMEMORATIVE BRANDS, INC.
                             1997 STOCK OPTION PLAN

          1. PURPOSE. The Commemorative Brands, Inc., 1997 Stock Option Plan (the "Plan") was adopted for the purpose of motivating and retaining key employees responsible for the attainment of the primary long-term performance goals of Commemorative Brands, Inc. (the "Corporation"). The Plan has been amended and restated, as set forth herein, to include directors of the Corporation among those eligible to participate in the Plan. The Plan is designed to increase the ability of the Corporation to attract and retain individuals of exceptional ability and to give them a proprietary interest in the success of the Corporation. This Plan is subject to approval by the Corporation's stockholders.

          2. DEFINITIONS. When used herein, the following terms shall have the following meanings:

          "Administrator" means the Compensation Committee of the Board, which shall be comprised of two or more non-employee directors, within the meaning of Securities and Exchange Commission Rule 16b-3.

          "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to (i) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such corporation, or (ii) direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

          "Board" means the Board of Directors of the Corporation.

          "Cause" means, with respect to a Participant, (i) a finding by the Administrator based upon reasonable evidence presented in writing to the Participant that the Participant engaged in a criminal act involving moral turpitude, or any criminal act or willful misconduct, which in either case is inconsistent with his or her employment responsibilities or contractual relationship with the Corporation or any subsidiary thereof, (ii) the Participant's willful and continued failure to substantially perform his or her duties, other than due to the Disability of such Participant, that results in or is reasonably likely to result in material harm or damage to the Corporation or any of its assets, properties, businesses, operations or prospects, (iii) repeated acts of insubordination by the Participant that result in or are reasonably likely to result in material harm to the Corporation or any of its assets, properties, businesses, operations or prospects, or willful failure to execute the Corporation's plans and/or strategies, or (iv) acts of dishonesty by the Participant resulting or intending to result in personal gain or enrichment at the expense of the Corporation. With respect to clauses (ii) and (iii) above, the Participant shall not be terminated for Cause unless the Corporation shall notify the Participant in writing of such failures and/or acts of subordination prior to termination and the Participant shall have thirty (30) days after receipt of such notice to cure such deficiency; PROVIDED, HOWEVER, in the event the Participant shall continue to engage in the behavior described in clause (ii) or (iii), as the case may be, after such cure period, the Participant shall not have a cure period for any subsequent misconduct.

          "Change in Control" shall be deemed to have occurred if, at any time following the effective date of the Plan specified in Section 18: (a) any Person who is not a stockholder of the Corporation as of the effective date of the Plan becomes the beneficial owner, directly or indirectly, of more of the combined voting power of the then outstanding securities of the Corporation than Castle Harlan Partners II, L.P. and all its Affiliates (including Castle Harlan Offshore Partners, L.P.; Dresdner Bank AG, Grand Cayman Branch and all of the Investor Stockholders (as defined in the Subscription Agreement dated as of December 16, 1996, as amended as of December 17, 1996, between the Corporation and its stockholders)), except pursuant to an Initial Public Offering of securities of the Corporation, (b) there shall occur the sale or other transfer or disposition of all or substantially all of the assets of the Corporation to one or more Persons who are not stockholders of the Corporation or a subsidiary of the Corporation as of the effective date of the Plan, or (c) there occurs a merger, consolidation or other reorganization or business combination of the Corporation with a Person who is not a stockholder of the Corporation or a subsidiary of the Corporation as of the effective date of the Plan and in which the Corporation or such subsidiary is not the surviving entity or, if the Corporation is the surviving entity, its shareholders immediately prior to such merger, consolidation, reorganization or business combination do not, following such event own or control 50% or more of the voting securities of the new entity.

          "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

          "Common Stock" means the Common Stock, par value $.01 per share, of the Corporation.

          "Corporation" means Commemorative Brands, Inc., a Delaware corporation.

          "Designated Beneficiary" shall have the meaning set forth in
Section 7(h) hereof.

          "Disability" means, with respect to a Participant, a determination by the Administrator that such Participant was unable to perform his or her job, including after reasonable accommodation by the Corporation, for three consecutive months or for any 120 days in a 360-day period.

          "EBITDA" means, for any period, the amount equal to: (a) the net income (or net loss) of the Corporation and its subsidiaries during such period after deduction of all expenses, taxes and other charges, determined in accordance with generally accepted accounting principles, after eliminating therefrom all extraordinary items of income and expense (including elimination of any management fee paid to Castle Harlan, Inc. pursuant to the Management Agreement between it and the Corporation, dated as of December 16, 1996); PLUS (b) to the extent deducted from net income, dividends on the Corporation's preferred stock; PLUS (c) any provision for (or less any benefit from) income or franchise taxes included in the determination of (a) above; PLUS (d) depreciation, depletion and amortization; PLUS (e) the expenses of the Corporation and its subsidiaries charged to income for interest on indebtedness (including the current portion thereof), determined in accordance with generally accepted accounting principles.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Fair Market Value" means, on any day, with respect to Common Stock which is (a) listed on a United States securities exchange, the last sales price of such stock on such day on the largest United States securities exchange on which such stock shall have traded on such day, or if such day is not a day on which a United States securities exchange is open for trading, on the immediately preceding day on which such securities exchange was open,
(b) not listed on a United States securities exchange but is included in The NASDAQ Stock Market System (including The NASDAQ National Market), the last sales price on such system of such stock on such day, or if such day is not a trading day, on the immediately preceding trading day, or (c) neither listed on a United States securities exchange nor included in The NASDAQ Stock Market System, the fair market value of such stock as determined from time to time by the Administrator in good faith in its sole discretion.

          "Fully-Diluted Basis" means, without duplication, (a) all shares of Common Stock outstanding at the time of determination, (b) all shares of Common Stock issuable upon the exercise of any option, warrant or similar right outstanding at the time of determination, whether or not currently exercisable, and (c) all shares of Common Stock issuable upon the exercise of any conversion or exchange right contained in any security convertible into or exchangeable for shares of Common Stock.

          "Incentive Stock Option" means an Option that is designated by the Administrator as an incentive stock option and qualifies as such within the meaning of Section 422 of the Code and is granted by the Administrator to a Participant.

          "Initial Public Offering" means a public offering of Common Stock pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission other than on Forms S-4 or S-8 (or successors thereto), upon the consummation of which the shares so registered are listed on a United States securities exchange or included in The NASDAQ Stock Market System.

          "Key Employee" means an employee who owns more than 10% of the total combined voting power of all classes of stock of the Corporation, determined at the time an Option is proposed to be granted.

          "Multiplier" means the number, determined in accordance with the provisions of Section 11 hereof, which is multiplied by EBITDA for the applicable Plan Year in order to calculate Purchase Price for purposes of
Section 11 hereof.

          "Nonqualified Stock Option" means an Option, which is not an Incentive Stock Option, granted by the Administrator to a Participant.

          "Option" means a right granted under the Plan to a Participant to purchase a stated number of shares of Common Stock as an Incentive Stock Option or Nonqualified Stock Option.

          "Option Period" means the period within which an Option may be exercised pursuant to the Plan.

          "Participant" means any employee or any director (whether or not also an employee) of the Corporation or any subsidiary thereof who is selected to participate in the Plan in accordance with Section 4.

          "Person" means any individual, partnership, firm, trust, corporation or other similar entity. When two or more Persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of the Corporation, such partnership, limited partnership, syndicate or group shall be deemed a "Person."

          "Plan" means the Commemorative Brands, Inc. 1997 Stock Option Plan.

          "Plan Year" means the year ended on the last Saturday in August in each year.

          "Purchase Price" means an amount equal to EBITDA for the immediately preceding Plan Year, times the applicable Multiplier, minus the sum of (i) the amount of the Corporation's debt (determined in accordance with generally accepted accounting principles as set forth on the Corporation's most recent quarterly balance sheet, including current and long term portions) and accrued interest, (ii) liability for gold on consignment to the extent not included in debt calculated in accordance with (i), and
(iii) the liquidation preference plus accrued and unpaid dividends on its preferred stock, divided by the number of shares of Common Stock outstanding on a Fully-Diluted Basis.

          3. ADMINISTRATION. The Plan shall be administered by the Administrator. Subject to the provisions of the Plan, the Administrator shall have the authority to:

               (a)  select the Participants;

               (b) determine the number of shares of Common Stock covered by any Option granted to a Participant; PROVIDED, HOWEVER, that no single Participant may be granted Options relating to more than 9,000 shares of Common Stock in any Plan Year (subject to adjustment as provided in Section 7(i)); and provided, further, that no Option shall be granted after the expiration of the period of ten (10) years from the effective date of this Plan, as specified in Section 18 hereof;

               (c) determine whether each Option shall be an Incentive Stock Option or a Nonqualified Stock Option; and

               (d) establish from time to time regulations for the administration of the Plan, interpret the Plan, delegate in writing administrative matters to committees of the Board or to other persons, and make such other determinations and take such other action, as it deems necessary or advisable for the administration of the Plan.

          All decisions, actions and interpretations of the Administrator shall be final, conclusive and binding upon all parties.

          4. PARTICIPATION. Participants in the Plan shall be limited to those employees and directors of the Corporation or any subsidiary thereof who have been notified in writing by the Administrator that they have been selected to participate in the Plan.

          5. SHARES SUBJECT TO THE PLAN. Options may be granted by the Administrator to Participants from time to time to purchase not more than in the aggregate of 69,954 shares of Common Stock (subject to adjustment as provided in Section 7(j), all of which shares shall be reserved for issuance upon exercise of Options granted under the Plan. The shares issued upon the exercise of Options granted under the Plan may be authorized and unissued shares, shares held in the treasury of the Corporation, or, if applicable, shares purchased on the open market by the Corporation (at such time or times and in such manner as it may determine). The Corporation shall be under no obligation to acquire Common Stock for distribution to optionholders before payment in shares of Common Stock is due. If any Option granted under the Plan shall be canceled or shall expire without the shares covered by such Option being purchased by the applicable optionholder thereunder, new Options may thereafter be granted covering such shares.

          6. GRANTING OPTIONS. The Administrator, at any time and from time to time, may grant Options under the Plan to any Participant, exercisable for such number of shares of Common Stock as the Administrator shall designate, subject to the provisions of Section 7.

          7. TERMS AND CONDITIONS OF OPTIONS. Each Option granted under the Plan shall be evidenced by a written agreement, in form approved by the Administrator and executed by the President, Chief Financial Officer or Secretary of the Corporation, which shall be subject to the following express terms and conditions and to such other terms and conditions as the Administrator may deem appropriate:

               (a) OPTION PERIOD. Each Option agreement shall specify that the Option thereunder is granted for a period of ten (10) years, or such shorter period as the Administrator may determine, from the date of grant and shall provide that the Option shall expire on such ten (10) year anniversary, or shorter period, as the case may be (unless earlier exercised or terminated pursuant to its terms); PROVIDED, HOWEVER, that any Incentive Stock Option granted to a Key Employee shall specify that the Incentive Stock Option is granted for a period of five (5) years from the date of grant and shall expire on such five (5) year anniversary.

               (b) OPTION PRICE. The Option price per share shall be the Fair Market Value at the time the Option is granted or, with respect to a Nonqualified Stock Option, such other price as the Administrator shall determine; PROVIDED, HOWEVER, that the Option price per share for any Incentive Stock Option granted to a Key Employee shall equal 110% of the Fair Market Value at the time the Incentive Stock Option is granted.

               (c) EXERCISE OF OPTION; VOTING ARRANGEMENT. Subject to Sections 7(g) and 8, Options shall become exercisable such that on the second anniversary of the date of grant the amount exercisable shall be 25% and on each of the third, fourth and fifth anniversaries of the date of grant the amount exercisable shall cumulatively increase by 25%, as set forth in the following schedule:

                    Years from                         Amount
                    Date of Grant                    Exercisable
                    -------------                    -----------

                    One ............................      0%
                    Two ............................     25%
                    Three ..........................     50%
                    Four ...........................     75%
                    Five ...........................    100%

                    Notwithstanding the foregoing schedule, the
                    Administrator may grant Options that become exercisable in accordance with such other vesting schedule, subject to the Administrator's authority to amend or accelerate such vesting schedule and upon such terms and conditions as the Administrator shall determine, PROVIDED, HOWEVER, that no Options may be granted with a vesting schedule of less than six (6) months. A Participant or his or her Designated Beneficiary who acquires Common Stock pursuant to the exercise of an Option shall execute and become a party to the Corporation's Voting Trust Agreement, dated as of December 17, 1996, as the same may be amended, restated or otherwise revised, and shall deposit such shares of Common Stock in the voting trust described therein, which execution and deposit shall be a condition precedent to the right of the Participant or his or her Designated Beneficiary to purchase any shares.

               (d) LIMITATION ON AMOUNT OF INCENTIVE STOCK OPTIONS GRANTED. Options shall be treated as Incentive Stock Options only to the extent that the aggregate Fair Market Value of stock with respect to which Incentive Stock Options are exercisable for the first time by any optionholder during any calendar year (whether under the terms of the Plan or any other stock option plan of the Corporation or of its parent or any subsidiary corporation) is $100,000 or less. To the extent that such aggregate Fair Market Value exceeds $100,000, the Options shall be treated as Nonqualified Stock Options. Fair

                    Market Value shall be determined as of the time the Option with respect to such stock is granted.

               (e) LIMITATIONS ON GRANTING OF OPTIONS. The Administrator shall have the authority and discretion to grant to an eligible employee either Incentive Stock Options or Nonqualified Stock Options or both, but shall clearly designate the nature of each Option at the time of grant in the stock option agreement. Participants who are non-employee directors on the date an Option is granted may only receive Nonqualified Stock Options.

               (f) PAYMENT OF OPTION PRICE UPON EXERCISE. The option price of the shares of Common Stock as to which an Option shall be exercised shall be paid to the Corporation at the time of exercise at the option of the optionholder either (i) in cash, (ii) by check, (iii) bank draft, (iv) money order payment to the Corporation, (v) by delivering Common Stock of the Corporation already owned by the optionholder and having a total Fair Market Value on the date of such delivery equal to the option price, (vi) to the extent authorized by the Administrator, through the written election of the optionholder to have shares of Common Stock withheld by the Corporation from the shares otherwise to be received, with such withheld shares having an aggregate Fair Market Value on the date of exercise equal to the option price, (vii) by wire transfer to an account designated by the Corporation or (viii) any combination of the above methods of payment.

               (g) EXERCISE OF OPTIONS UPON TERMINATION. If a Participant's relationship with the Corporation terminates for any reason other than death or Disability, the Options granted to such Participant that are exercisable as of the date of termination of such relationship may be so exercised within three (3) months after termination of such relationship, or such longer period as the Administrator may determine, and shall then terminate; PROVIDED, HOWEVER, that any Incentive Stock Options shall no longer be treated as Incentive Stock Options unless exercised within three (3) months following the termination of such Participant's relationship with the Corporation; PROVIDED, FURTHER, that in no event may such Options be exercised after the expiration date of such Options as established in accordance with Section 7(a). All Options that have been granted to a Participant which are not exercisable as of the date of the termination of a Participant's relationship with the Corporation shall terminate as of such date. If the relationship of a Participant to the Corporation terminates on account of death or Disability, the Options granted to such Participant that are exercisable as of the date of such termination may be so exercised within one (1) year after such termination, or such longer period as the Administrator may determine, and shall then terminate; PROVIDED, HOWEVER, that any Incentive Stock Options shall no longer be treated as Incentive Stock Options unless exercised within one (1) year of the termination of a Participant's relationship with the Corporation on account of Disability.

               (h) TRANSFERABILITY OF OPTIONS. No Option granted under the Plan and no right arising under such Option shall be transferable other than by will or by the laws of descent and distribution. During the lifetime of the Participant an Option shall be exercisable only by such Participant. Any Option exercisable at the date of the Participant's death and transferred by will or by the laws of descent and distribution shall be exercisable in accordance with the terms of such Option by the executor or administrator, as the case may be, of the Participant's estate or by the Person or Persons to whom such Option is transferred by will or the laws of descent or distribution (each, a "Designated Beneficiary") for a period of one (1) year after the date of the Participant's death, or such longer period as the Administrator may determine, and shall then terminate; PROVIDED, HOWEVER, that in no event may such Options be exercised after the expiration date of such Options as established in accordance with Section 7(a). All Options not exercisable at the date of the Participant's death shall terminate as of such date.

               (i) INVESTMENT REPRESENTATION. Each Option agreement may contain an undertaking that, upon demand by the Administrator for such a representation, the Participant or his Designated Beneficiary, as the case may be, shall deliver to the Administrator at the time of any exercise of an Option a written representation that the shares of Common Stock to be acquired upon such exercise are to be acquired for such Participant's or Designated Beneficiary's own account and not with a view to, or for resale in connection with, any distribution. Upon such demand, delivery of such representation prior to the delivery of any shares issued upon exercise of an Option shall be a condition precedent to the right of the Participant or his Designated Beneficiary to purchase any shares.

               (j) ADJUSTMENTS IN EVENT OF CHANGE IN COMMON STOCK. In the event of any change in the Common Stock by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or of any similar change affecting the Common Stock, the number and kind of shares which thereafter may be optioned and sold under the Plan and the number and kind of shares subject to Option in outstanding Option agreements and the purchase price per share thereof shall be appropriately adjusted consistent with such change in such manner as the Board may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants in the Plan. Without limiting the generality of the foregoing, if the Common Stock is recapitalized into multiple classes of common stock, the kind of shares subject to Option shall be those common shares intended for broad general ownership rather than any class of special super-voting or other control stock.

               (k) OPTIONHOLDERS TO HAVE NO RIGHTS AS STOCKHOLDERS. No optionholder shall have any rights as a stockholder with respect to any shares subject to such optionholder's Option prior to the date on which such optionholder is recorded as the holder of such shares on the records of the Corporation.

               (l) PLAN AND OPTION NOT TO CONFER RIGHTS WITH RESPECT TO CONTINUANCE OF EMPLOYMENT. Neither the Plan nor any action taken thereunder shall be construed as giving any Participant any right to continue such Participant's relationship with the Corporation or a subsidiary thereof, nor shall it give any employee the right to be retained in the employ of the Corporation, or interfere in any way with the right of the Corporation to terminate any Participant's employment or relationship, as the case may be, at any time with or without Cause.

               (m) OTHER OPTION PROVISIONS. The form of option agreement authorized by the Plan may contain such other provisions, consistent with this Plan, as the Administrator may, from time to time, determine.

               (n) NOTIFICATION OF SALES OF COMMON STOCK. Subject to the provisions of Section 11 hereof, any optionholder who disposes of shares of Common Stock acquired upon the exercise of an Incentive Stock Option either (a) within two
                    (2) years from the date of the grant of the Incentive Stock Option under which the Common Stock was acquired or (b) within one (1) year after the transfer of such shares of Common Stock to the optionholder, shall notify the Corporation of such disposition and of the amount realized upon such disposition.

          8. EFFECT OF CHANGE IN CONTROL OR INITIAL PUBLIC OFFERING. Notwithstanding the provisions of Section 7, if there should be a Change in Control of the Corporation, or if the Corporation shall effectuate an Initial Public Offering, the Corporation shall give each optionholder written notice of such Change in Control or Initial Public Offering as promptly as practicable prior to the effective date thereof and all of the Options held by an optionholder not currently exercisable shall become immediately exercisable immediately prior to the effective date of such Change in Control or Initial Public Offering; PROVIDED, HOWEVER, that all or a portion of such Options shall not be exercisable to the extent that the exercise would cause the optionholder to be subject to taxes under Section 4999 of the Code.

          9. NO CLAIM OR RIGHT UNDER THE PLAN. No employee or director shall at any time have the right to be selected as a Participant in the Plan nor, having been selected as a Participant and granted an Option, to be granted any additional Options.

          10. LISTING AND QUALIFICATION OF SHARES. The Plan, the grant and exercise of Options thereunder, and the obligation of the Corporation to sell and deliver shares under such Options, shall be subject to all applicable Federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Corporation, in its discretion, may postpone the issuance or delivery of shares upon any exercise of an Option until completion of any stock exchange listing, or other qualification of such shares under any state or Federal law, rule or regulation as the Corporation may consider appropriate, and may require any optionholder to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares in compliance with applicable laws, rules and regulations. Certificates representing shares of Common Stock acquired by the exercise of an Option may bear such legend as the Corporation may consider appropriate under the circumstances.

          11. DISPOSITION OF SHARES. At any time prior to the consummation of an Initial Public Offering, each share of Common Stock acquired by an exercise of an Option granted under the Plan may be transferred, other than by will or the laws of descent and distribution, only to the Corporation and only in accordance with the following provisions of this Section 11 and Section 12 hereof. Each certificate representing shares of Common Stock acquired by the exercise of an Option shall bear a legend to such effect.

          (a) CALL BY CORPORATION. The Corporation shall have the right to purchase from a Participant or Designated Beneficiary, as the case may be, within six (6) months following the death, Disability or termination of such employee Participant's employment by the Corporation without Cause, or termination of such non-employee Participant's relationship with the Corporation without Cause, the Common Stock acquired by the exercise of Options by such Participant or Designated Beneficiary for an amount equal to the Purchase Price where the Multiplier is 6.0. The Corporation shall have the right to purchase from a Participant or Designated Beneficiary, as the case may be, within six (6) months following the termination of such employee Participant's employment by the Corporation for Cause or the termination of such non-employee Participant's relationship with the Corporation for Cause, or the resignation by the Participant, the Common Stock acquired by such Participant or Designated Beneficiary, for an amount equal to the Purchase Price where the Multiplier is 5.0.

          (b) PUT BY PARTICIPANT. Each Participant or Designated Beneficiary, as the case may be, shall have the right (the "Put Right") to sell to the Corporation, within six (6) months following the death or Disability of such Participant, or within three (3) months following termination of such employee Participant's employment by the Corporation without Cause, or termination of such non-employee Participant's relationship with the Corporation without Cause, the Common Stock acquired by the exercise of Options by such Participant or Designated Beneficiary, for an amount equal to the Purchase Price where the Multiplier is 5.0; PROVIDED, that a Participant shall not have the right to exercise such Put Right (i) if the Corporation is prohibited from satisfying such Put Right by law, (ii) if the Corporation's performance of its obligations would cause an event of default under any financial covenants under any loan documents to which it is a party (other than loan documents with respect to indebtedness incurred after the effective date of the Plan the proceeds of which are used to fund payments to the Corporation's securityholders), or (iii) if there is then pending or under active negotiation an agreement for sale of all or substantially all of the Corporation's stock or assets or for a merger. In any such event, the optionholder's rights under this Section 11(b) shall remain in effect until such time as the Corporation is able to perform its obligations hereunder or the proposed sale or merger transaction has been abandoned as the case may be. The Administrator shall notify the optionholders in writing that the Corporation is able to perform such obligation or the proposed sale or merger transaction has been abandoned as the case may be.

The purchase of Common Stock by the Corporation pursuant to the foregoing provisions of this Section 11 may, at the discretion of the Administrator, be paid for either (i) in cash or (ii) up to forty percent (40%) in cash with the balance payable under a note issued by the Corporation with principal payments made in four (4) equal annual installments and bearing interest, payable annually, at the rate of the greater of (i) seven percent (7%) per annum and
(ii) the lowest interest rate required to avoid imputed interest.

          12. SALE OF COMMON STOCK. Notwithstanding anything herein to the contrary, if Castle Harlan Partners II, L.P. ("CHP II") proposes to sell all of its Common Stock to any third party, in one or a series of transactions (any such sale being referred to as a "Go-Along Sale"), then CHP II, at its option, may require a Participant or Designated Beneficiary to sell all of the Common Stock owned by such Participant or Designated Beneficiary at the same time as the completion of CHP II's sale for the same consideration as received by CHP II as provided herein. If CHP II determines to exercise such rights, it shall provide such Participant or Designated Beneficiary with written notice (a "Go-Along Notice") at least twenty (20) days prior to the proposed closing of the Go-Along Sale. Such Go-Along Notice shall set forth: (i) the name and address of the proposed purchaser in the Go-Along Sale and the proposed closing date for such Go-Along Sale; and (ii) the proposed amount and form of consideration to be paid for the Common Stock and the terms and conditions of payment. The closing of a Go-Along Sale shall take place on such date and at such time as CHP II specifies to such Participant or Designated Beneficiary by not less than three
(3) days' prior notice. At the closing of a Go-Along Sale, such Participant or Designated Beneficiary shall cause the stock certificates evidencing all of such Participant's or Designated Beneficiary's shares of Common Stock (with stock powers duly executed) to be delivered to the purchaser free and clear of all liens, charges, encumbrances and rights of third parties of any kind and shall take all actions necessary to vest in the purchaser at such closing good and marketable title to all of such Participant's or Designated Beneficiary's Common Stock, free and clear of all liens, charges, encumbrances and rights of third parties. In addition, such Participant or Designated Beneficiary shall deliver to the purchaser at each such closing any opinions of counsel and certificates that the purchaser may reasonably request. Notwithstanding the provisions of Sections 7 and 8 hereof, all of the Options granted to such Participant or Designated Beneficiary not currently exercisable shall become immediately exercisable as of the effective date of the Go-Along Sale. If such Participant or Designated Beneficiary elects not to exercise all of the Options on such date and sell each share of Common Stock acquired by such exercise in the Go-Along Sale, all of the Options not so exercised shall terminate as of the effective date of the Go-Along Sale.

          13. TAXES. The Administrator may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state, local and other taxes required by law to be withheld by the Corporation with respect to Options under the Plan including, but not limited to
(a) reducing the number of shares of Common Stock otherwise deliverable, based upon their Fair Market Value on the date of exercise, to permit deduction of the amount of any such withholding taxes from the amount otherwise payable under the Plan, (b) deducting the amount of any such withholding taxes from any other amount then or thereafter payable to a Participant or Designated Beneficiary, as the case may be, or (c) requiring a Participant or Designated Beneficiary to pay to the Corporation the amount required to be withheld or to execute such documents as the Administrator deems necessary or desirable to enable the Corporation to satisfy its withholding obligations as a condition of releasing the Common Stock.

          14. NO LIABILITY OF BOARD MEMBERS. No member of the Board shall be personally liable by reason of any contract or other instrument executed by such member or on such member's behalf in such member's capacity as a member of the Board or the Administrator nor for any mistake of judgment made in good faith, and the Corporation shall indemnify and hold harmless each employee, officer or director of the Corporation to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or bad faith.

          15. AMENDMENT OR TERMINATION. The Administrator may, with prospective or retroactive effect, amend, suspend, or terminate the Plan or any portion thereof at any time; PROVIDED, HOWEVER, that no amendment, suspension or termination of the Plan shall deprive any optionholder of any right with respect to any Option granted under the Plan without such optionholder's written consent; and PROVIDED, FURTHER, that unless duly approved by the holders of stock entitled to vote thereon at a meeting (which may be the annual meeting) duly called and held for such purpose, except as provided in Section 7(j), no amendment or change shall be made to the Plan, (i) increasing the total number of shares which may be issued or transferred under the Plan, (ii) changing the exercise price specified for the shares subject to the Options, (iii) changing the maximum periods during which Options may be exercised, (iv) extending the period during which Options may be granted under the Plan, (v) materially changing the designation of persons eligible to receive Options under the Plan, or (vi) materially increasing in any other way the benefits accruing to Participants under the Plan.

          16. CAPTIONS. The captions preceding the sections of the Plan have been inserted solely as a matter of convenience and shall not in any manner define or limit the scope or intent of any provisions of the Plan.

          17. GOVERNING LAW. The Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.


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

          18. EFFECTIVE DATE. The Plan, as amended and restated, shall become effective as of July 29, 1997.
























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